Filed Pursuant To Rule 433

Registration No. 333-209926

November 10, 2016

SPDR® ETF Trading Report

October 2016

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	82,130,691	18,972,895,567	85,356,137	15,717	13,723	3,364,853	2,958,130	271	0.30	241,090,681
MDY	SPDR S&P MidCap 400® ETF	0.04	0.02	0.04	1,201,610	353,617,364	1,180,630	1,943	1,781	539,396	500,336	133	0.50	3,208,294
SLY	SPDR S&P 600 Small Cap ETF	0.27	0.25	0.26	22,578	2,624,433	17,686	2,611	2,397	286,557	264,341	113	0.60	10,398
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.01	2,676,906	511,261,390	2,948,765	1,947	3,428	353,536	626,707	145	0.30	6,844,918
THRK	SPDR Russell 3000 ETF	0.51	0.33	0.50	25,131	4,190,125	15,735	2,280	2,249	360,377	359,862	104	0.30	21,092
TWOK	SPDR Russell 2000® ETF	0.21	0.29	0.21	52,013	3,816,146	18,996	5,657	5,709	408,039	412,133	1,111	0.70	391,150
ONEK	SPDR Russell 1000 ETF	0.30	0.30	0.27	5,791	663,149	4,518	2,887	3,111	289,653	314,802	92	0.50	17,076
SMD	SPDR S&P 1000 ETF	0.41	0.50	0.47	3,235	335,302	19,738	1,195	2,344	96,771	189,325	214	0.60	1,216
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.15	0.29	0.11	7,438	261,771	5,761	17,923	17,400	921,780	901,320	159	0.50	6,422
SHE	SPDR SSGA Gender Diversity Index ETF	0.08	0.12	0.07	1,061	124,824	955	7,622	7,029	485,217	450,559	147	0.40	2,962
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.22	0.21	0.21	18,618	2,108,709	19,369	3,105	2,623	323,231	275,100	108	0.40	10,626
SPYV	SPDR S&P 500 Value ETF	0.15	0.15	0.14	10,294	1,130,817	6,785	2,477	1,980	252,109	202,594	85	0.40	18,961
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.34	0.27	0.34	25,899	3,388,335	16,641	3,257	2,918	406,930	369,536	71	0.50	8,262
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.23	0.27	0.23	49,513	4,313,926	26,829	5,349	5,493	457,607	470,695	104	0.50	6,692
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.48	0.26	0.49	22,718	4,700,081	18,722	2,323	2,384	433,054	447,954	58	0.60	21,803
SLYV	SPDR S&P 600 Small Cap Value ETF	0.23	0.22	0.22	51,252	5,526,697	36,462	2,277	2,196	239,631	232,073	96	0.60	15,720
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	5,317,646	599,543,993	4,874,240	9,765	10,467	775,732	835,790	180	0.50	22,030,206
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	11,778,771	737,406,391	11,969,280	53,596	56,933	2,808,966	3,036,806	422	0.40	63,960,901
XLE	Energy Select Sector SPDR Fund	0.01	0.01	0.01	12,609,513	1,054,262,197	15,702,736	9,170	10,586	643,826	730,646	178	0.60	32,464,116
XLF	Financial Select Sector SPDR Fund	0.01	0.05	0.01	50,897,962	1,045,473,326	44,048,905	1,214,787	1,098,335	23,773,382	23,581,252	1,445	0.50	97,019,176
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	9,566,542	962,507,199	8,483,355	14,532	15,448	1,023,925	1,112,874	219	0.60	31,119,002
XLI	Industrial Select Sector SPDR Fund	0.01	0.02	0.01	9,382,989	655,595,499	9,690,379	27,726	31,931	1,592,027	1,846,250	312	0.40	31,200,088

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS.
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
US Sector (cont'd)														
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,881,995	251,089,443	4,575,721	22,051	23,435	1,034,412	1,116,678	246	0.50	18,978,465
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	6,917,581	387,377,131	8,547,137	69,180	80,220	3,290,201	3,791,197	447	0.40	19,255,374
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	16,509,761	871,231,415	15,629,146	25,741	27,734	1,233,766	1,365,622	320	0.70	58,399,082
XLFS	Financial Services Select Sector SPDR Fund	0.04	0.12	0.08	130,158	4,068,865	123,675	17,938	15,023	555,719	462,107	260	0.50	56,515
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	2,154,209	78,391,400	1,613,472	40,007	33,149	1,254,620	1,067,066	377	0.80	5,040,789
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,767,536	98,190,682	3,037,183	15,506	20,968	527,979	701,170	237	0.70	3,364,279
KCE	SPDR S&P Capital Markets ETF	0.06	0.15	0.04	8,813	394,110	19,801	2,708	2,181	108,212	85,626	120	0.60	19,085
KIE	SPDR S&P Insurance ETF	0.04	0.05	0.04	99,057	7,956,239	134,518	2,675	2,934	200,598	216,206	178	0.50	952,426
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,110,395	237,783,894	5,108,750	8,519	9,665	366,487	408,056	170	0.80	23,658,604
XBI	SPDR S&P Biotech ETF	0.02	0.04	0.02	5,939,548	397,822,478	6,147,578	1,444	1,627	88,041	102,111	163	1.40	32,493,070
MTK	SPDR Morgan Stanley Technology ETF	0.18	0.30	0.13	22,502	1,403,530	18,199	3,849	4,924	229,785	290,565	243	0.50	5,603
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	2,173,777	80,899,805	2,083,020	14,964	15,820	490,221	541,677	180	0.80	11,510,679
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	3,787,914	110,907,188	4,408,301	8,266	8,501	209,874	222,641	184	1.30	17,172,786
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.01	0.07	0.01	473,792	9,217,880	380,284	7,526	9,783	144,574	179,127	298	1.40	557,495
XITK	SPDR FactSet Innovative Technology ETF	0.07	0.12	0.09	1,749	132,187	3,568	500	516	30,395	31,724	102	0.90	6,282
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	16,307,883	670,432,060	16,403,911	10,201	10,629	384,476	391,998	204	1.00	55,184,347
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.09	0.04	146,246	6,381,963	137,213	3,132	3,376	133,141	151,279	194	1.10	716,433
XRT	SPDR S&P Retail ETF	0.01	0.02	0.01	2,687,577	129,599,548	3,686,825	7,043	8,352	304,117	368,741	155	0.60	23,532,392
XSD	SPDR S&P Semiconductor ETF	0.04	0.08	0.04	99,737	5,347,116	101,479	2,585	3,179	134,446	162,669	240	0.80	1,246,719
XHE	SPDR S&P Health Care Equipment ETF	0.17	0.35	0.17	34,342	1,766,015	29,097	2,583	2,669	127,342	135,585	153	0.90	31,662
XTL	SPDR S&P Telecom ETF	0.20	0.31	0.16	8,315	582,932	6,924	4,537	4,993	292,818	320,650	216	0.70	14,469
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.13	0.07	19,455	1,198,762	19,394	2,673	2,076	153,804	120,034	178	0.70	74,828
XHS	SPDR S&P Health Care Services ETF	0.06	0.11	0.06	19,047	1,075,637	61,838	5,865	6,331	312,194	351,877	153	1.00	34,265
XSW	SPDR S&P Software & Services ETF	0.11	0.19	0.10	1,921	132,225	2,309	1,929	1,966	104,764	107,068	142	0.60	4,102
XTH	SPDR S&P Technology Hardware ETF	0.19	0.32	0.14	81	8,753	230	3,476	3,417	206,266	200,646	2	1.10	766
XTN	SPDR S&P Transportation ETF	0.05	0.12	0.05	22,510	1,176,071	35,082	3,063	3,089	145,247	144,380	181	0.50	174,641
XWEB	SPDR S&P Internet ETF	0.24	0.39	0.29	287	37,738	909	3,404	3,196	201,619	185,208	9	0.90	8,508

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.04	321,736	32,021,853	306,762	2,366	2,135	219,470	207,287	154	0.80	81,997
RWO	SPDR Dow Jones Global Real Estate ETF	0.03	0.07	0.04	303,630	14,981,719	254,253	1,364	1,468	64,681	72,549	186	0.70	197,762
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.03	0.01	704,147	30,172,682	620,197	4,924	5,468	196,418	226,102	232	0.70	991,321
Global Equities														
DGT	SPDR Global Dow ETF	0.36	0.53	0.36	1,006	88,633	3,081	296	1,054	20,134	71,261	101	0.50	12,846
GII	SPDR S&P Global Infrastructure ETF	0.12	0.25	0.14	23,839	1,837,293	12,897	475	596	21,945	27,809	161	0.60	55,956
GNR	SPDR S&P Global Natural Resources ETF	0.05	0.12	0.05	257,582	10,135,437	183,558	2,330	1,936	91,103	74,981	228	0.50	147,238
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.05	0.02	192,837	7,058,965	169,111	8,169	10,349	262,552	334,066	246	0.40	4,051
ACIM	SPDR MSCI ACWI IMI ETF	1.18	1.82	1.10	4,290	315,863	3,848	509	527	33,075	34,350	82	0.90	7,240
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.38	0.63	0.38	105,690	6,344,187	105,690	667	667	28,773	40,213	257	0.20	0
GWL	SPDR S&P World ex-US ETF	0.03	0.10	0.03	165,495	4,363,365	100,501	5,340	5,400	138,733	140,778	593	0.40	5,118
GWX	SPDR S&P International Small Cap ETF	0.04	0.13	0.04	98,887	3,353,209	94,163	1,063	1,094	32,953	33,761	247	0.40	152,098
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.05	0.06	0.05	675	89,626	476	1,002	1,001	73,817	74,094	79	0.40	1,285
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.03	0.01	1,620,336	56,397,722	1,650,353	55,598	59,165	1,804,711	1,929,371	439	0.40	1,901,869
FEU	SPDR STOXX Europe 50 ETF	0.03	0.11	0.04	54,101	1,708,171	50,880	1,411	1,459	41,949	44,018	236	0.40	4,603
SMEZ	SPDR EURO STOXX Small Cap ETF	0.14	0.29	0.14	2,843	155,569	2,177	1,381	1,832	64,727	85,646	144	0.40	330
HFEZ	SPDR EURO STOXX 50 Currency Hedged ETF	0.11	0.31	0.12	496	33,632	1,725	2,598	2,523	86,591	83,032	10	0.80	492
HREX	SPDR MSCI International Real Estate Currency Hedged ETF	0.18	43.47	0.18	3	124	1,362	403	386	16,655	16,432	0	0.00	123
HDWX	SPDR S&P International Dividend Currency Hedged ETF	0.39	0.94	0.29	416	32,563	1,342	337	386	14,012	15,664	68	0.60	1,079
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF		0.32	0.19	42,241	2,630,898	41,869	455	653	27,673	39,298	98	0.70	16,652
GML	SPDR S&P Emerging Latin America ETF	0.32	0.66	0.26	1,420	98,162	1,700	320	478	15,542	22,351	87	0.80	2,989
GAF	SPDR S&P Emerging Middle East & Africa ETF	0.60	1.02	0.83	850	80,680	1,256	263	293	15,346	17,694	42	1.20	1,167

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
Emerging Market Equities (cont'd)														
GUR	SPDR S&P Emerging Europe ETF	0.18	0.67	0.17	5,195	179,047	8,671	474	523	12,461	13,624	44	0.80	7,084
GMF	SPDR S&P Emerging Asia Pacific ETF	0.16	0.19	0.15	18,958	1,663,078	23,198	641	705	52,767	57,556	90	0.60	53,384
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.38	0.69	0.38	19085.6	1,051,391	19,086	489	489	16,424	26,787	0	0.90	0
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.06	0.13	0.07	143,157	9,412,964	83,596	1,240	1,096	53,965	47,347	173	0.60	1,052,816
GXC	SPDR S&P China ETF	0.08	0.10	0.08	101,252	8,758,151	87,182	942	874	75,285	68,924	128	0.70	312,419
RBL	SPDR S&P Russia ETF	0.08	0.43	0.09	6,585	146,470	8,474	1,129	1,979	20,266	34,811	271	0.80	6,961
XINA	SPDR MSCI China A Shares IMI ETF	0.22	1.04	0.25	389	11,103	261	241	217	5,203	4,715	48	1.20	200
International Sector Equities														
IPD	SPDR S&P International Consumer Discretionary Sector ETF	0.23	0.65	0.21	1,091	61,741	819	332	310	11,912	11,200	51	0.60	82
IPS	SPDR S&P International Consumer Staples Sector ETF	0.23	0.54	0.21	10,643	528,744	5,933	483	450	20,610	19,422	122	0.50	2,475
IPW	SPDR S&P International Energy Sector ETF	0.07	0.38	0.06	33,001	611,690	50,323	1,092	1,225	19,601	21,340	209	0.60	55,041
IPF	SPDR S&P International Financial Sector ETF	0.08	0.47	0.09	6,306	127,348	2,905	584	591	10,617	10,709	111	0.50	12,842
IRY	SPDR S&P International Health Care Sector ETF	0.10	0.23	0.13	8,278	438,149	9,934	728	1,221	33,510	58,571	152	0.60	563
IPN	SPDR S&P International Industrial Sector ETF	0.10	0.35	0.09	9,312	305,455	5,647	953	988	28,647	29,729	144	0.40	12,654
IRV	SPDR S&P International Materials Sector ETF	0.17	0.85	0.22	9,936	211,556	9,521	1,823	1,117	36,387	21,960	234	0.60	1,750
IPK	SPDR S&P International Technology Sector ETF	0.27	0.81	0.31	4,502	318,267	3,601	803	923	27,302	31,382	97	0.70	3,857
IST	SPDR S&P International Telecommunications Sector ETF	0.07	0.28	0.07	8,493	228,181	4,084	1,011	1,070	24,173	26,012	209	0.70	396
IPU	SPDR S&P International Utilities Sector ETF	0.05	0.29	0.05	9,524	167,659	6,927	1,028	1,213	16,129	19,517	202	0.70	9,666
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.05	0.17	0.05	72,701	2,060,379	67,744	993	851	27,466	24,083	215	0.80	198,082
DWX	SPDR S&P International Dividend ETF	0.05	0.14	0.05	136,078	5,141,398	120,096	1,317	1,197	48,044	43,882	245	0.50	139,886
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.01	786,840	66,883,592	739,024	2,997	3,092	246,983	259,821	195	0.40	1,396,559
WDIV	SPDR S&P Global Dividend ETF	0.08	0.13	0.09	10,092	727,464	12,647	486	529	30,103	33,533	133	0.50	9,099
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.19	0.06	24,566	911,366	16,068	19,001	20,697	639,954	703,905	325	0.40	29,022

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
Advanced Beta — Multi Factor														
QAUS	SPDR MSCI Australia StrategicFactors℠ ETF	0.05	0.10	0.05	2,373	164,475	3,073	1,018	994	50,248	48,587	271	0.90	278
QCAN	SPDR MSCI Canada StrategicFactors℠ ETF	0.07	0.13	0.06	794	63,557	1,267	961	892	50,212	46,652	74	0.60	3,008
QDEU	SPDR MSCI Germany StrategicFactors℠ ETF	0.06	0.11	0.05	427	36,228	1,026	949	803	48,380	41,507	129	0.60	568
QJPN	SPDR MSCI Japan StrategicFactors℠ ETF	0.25	0.37	0.25	2,086	221,545	1,165	478	489	32,275	32,822	149	0.60	836
QESP	SPDR MSCI Spain StrategicFactors℠ ETF	0.04	0.08	0.04	52	4,852	105	1,000	998	41,660	41,237	24	1.60	150
QGBR	SPDR MSCI United Kingdom StrategicFactors℠ ETF	0.16	0.36	0.16	250	19,959	185	723	712	33,222	33,535	99	1.30	87
QEFA	SPDR MSCI EAFE StrategicFactors℠ ETF	0.44	0.80	0.35	1,512	127,722	1,576	477	1,164	25,954	64,474	75	0.50	1,633
QMEX	SPDR MSCI Mexico StrategicFactors℠ ETF	0.15	0.65	0.13	2,189	60,010	956	769	739	17,341	16,502	106	1.10	6,488
QKOR	SPDR MSCI Korea StrategicFactors℠ ETF	0.11	0.39	0.09	175	8,585	369	671	602	18,298	16,441	10	1.20	581
QTWN	SPDR MSCI Taiwan StrategicFactors℠ ETF	0.34	0.57	0.23	107	15,378	166	493	476	29,610	27,936	12	0.50	2
QWLD	SPDR MSCI World StrategicFactors℠ ETF	0.70	1.12	0.53	96	16,906	194	378	407	23,410	25,702	5	0.60	2,449
QEMM	SPDR MSCI Emerging Markets StrategicFactors℠ ETF	0.40	0.74	0.34	8,509	508,317	9,171	1,664	1,552	90,222	83,249	128	0.60	94,987
QUS	SPDR MSCI USA StrategicFactors℠ ETF	0.13	0.21	0.12	1,410	116,191	1,973	894	1,147	55,803	72,169	77	0.30	1,020
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.07	0.15	0.07	674	97,599	768	9,813	9,648	478,384	472,270	28	0.80	981
VLU	SPDR S&P 1500 Value Tilt ETF	0.59	0.73	0.59	104	14,283	196	3,989	3,784	326,380	311,915	1	0.10	4,764
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.27	0.29	0.50	203	36,297	346	1,940	1,698	176,191	154,790	5	0.80	1,137
LGLV	SPDR Russell 1000 Low Volatility ETF	0.45	0.58	0.48	4,580	444,197	6,128	886	972	68,904	77,099	119	0.40	4,756
SMLV	SPDR Russell 2000 Low Volatility ETF	0.25	0.32	0.27	9,044	846,686	14,673	2,205	2,327	177,304	190,186	216	0.60	4,943
ONEY	SPDR Russell 1000 Yield Focus ETF	0.31	0.48	0.35	101	16,547	83	5,421	5,307	352,419	347,927	28	0.60	3,710
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.21	0.34	0.23	2,434	211,175	2,166	4,167	4,061	257,396	253,122	180	0.40	9,724
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.16	0.26	0.28	1,950	152,841	6,243	5,913	3,682	378,018	242,276	82	0.40	59,968
Advanced Beta — Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.10	0.31	0.12	11,063	473,463	6,006	676	574	22,085	18,799	599	0.20	2,421
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.02	0.01	553,099	28,076,584	711,453	2,089,872	1,570,102	95,569,847	71,785,063	1,433	0.00	551,973
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.05	0.08	0.04	61,964	3,927,713	57,749	9,100	7,002	555,646	428,732	153	0.10	4,075
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.09	0.11	0.09	65,396	5,365,278	80,129	1,591	3,363	122,396	264,769	183	0.50	3,771
IPE	SPDR Bloomberg Barclays TIPS ETF	0.06	0.10	0.07	36,510	2,216,272	38,187	2,886	4,235	166,782	244,741	179	0.20	20,126

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
Fixed Income — US Government (cont'd)														
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.13	0.43	0.08	43,488	2,966,208	53,226	3,152	3,245	95,915	98,875	476	0.10	97,768
SIPE	SPDR Bloomberg Barclays 0–5 Year TIPS ETF	0.12	0.59	0.12	2,426	83,518	1,173	1,125	1,098	22,219	21,686	231	0.20	771
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.06	0.31	0.08	4,879	121,461	9,206	476	1,238	9,406	24,488	173	0.20	59,699
Fixed Income — US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	489,364	15,392,189	533,362	21,519	20,622	660,203	633,714	391	0.00	404,250
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.02	0.06	0.02	360,292	12,780,406	277,052	1,521	1,869	52,809	65,023	229	0.10	89,122
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.14	0.33	0.12	57,747	2,577,478	42,780	453	730	19,139	31,054	74	0.40	18,951
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.04	0.12	0.03	48,993	1,626,357	103,992	1,015	1,005	31,100	30,763	170	0.00	10,054
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	10,417,143	408,385,755	10,229,566	91,274	87,231	3,337,890	3,174,336	499	0.20	30,713,058
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,185,409	33,541,499	1,339,868	20,388	19,942	563,320	547,408	274	0.20	1,081,648
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.23	0.86	0.24	5,764	179,874	4,193	1,632	1,305	43,183	34,465	149	0.20	8,793
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.04	0.15	0.04	32,043	1,035,156	90,944	1,608	3,199	43,496	86,981	273	0.10	47,775
Fixed Income — US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.05	0.09	0.05	99,121	6,056,412	127,492	2,143	2,243	126,030	132,584	670	0.10	28,244
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.02	0.04	0.02	899,351	44,999,307	858,933	2,426	3,506	111,620	160,785	163	0.30	2,106,165
PSK	SPDR Wells Fargo Preferred Stock ETF	0.06	0.12	0.05	87,846	4,157,917	105,426	11,585	11,546	524,453	530,192	181	0.20	18,674
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.02	0.03	0.01	264,742	13,292,607	290,038	12,963	15,008	631,298	734,642	319	0.00	174,971
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.03	0.06	0.03	207,395	10,540,804	206,222	7,796	8,153	386,370	408,058	243	0.10	304,370
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.05	0.09	0.05	68,776	4,230,117	80,515	801	650	47,043	38,506	173	0.10	103,313

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 10/14/2016
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.14	0.24	0.16	92,917	6,084,065	73,354	320	417	18,010	23,494	110	0.40	214,601
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.12	0.39	0.14	22,603	762,000	16,255	925	815	28,869	25,697	224	0.30	10,098
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.04	0.13	0.05	682,345	19,907,894	458,167	3,719	2,119	104,132	87,515	481	0.40	348,880
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.10	0.30	0.10	45,280	1,533,746	60,100	1,226	997	39,833	33,090	125	0.30	7,394
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.09	0.30	0.09	46,012	1,336,779	93,214	560	941	15,781	26,649	144	0.40	47,296
Commodity														
GLD®	SPDR Gold Shares	0.01	0.01	0.01	8,631,948	1,205,676,398	9,395,652	9,178	9,977	1,109,161	1,248,322	218	0.50	6,574,857
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.05	26,944	921,919	27,314	3,836	3,348	127,240	113,330	263	0.70	42,829
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.05	0.21	0.05	16,658	473,964	13,683	9,951	10,978	240,516	267,314	213	0.30	75
INKM	SPDR SSGA Income Allocation ETF	0.07	0.22	0.05	4,926	180,941	9,983	12,465	11,001	388,783	348,732	251	0.30	4,553
GAL	SPDR SSGA Global Allocation ETF	0.08	0.23	0.09	17,999	637,787	15,970	13,299	13,945	443,123	470,504	228	0.30	46,546
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.08	0.33	0.11	1,964	49,685	18,253	2,807	2,184	70,920	55,672	183	0.12	5618
Active — Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.23	0.38	0.16	115	12,624	301	1,425	1,376	85,215	82,863	11	0.40	7
SYG	SPDR MFS Systematic Growth Equity ETF	0.21	0.35	0.18	528	49,249	574	1,375	1,199	84,260	74,134	29	0.60	33
SYV	SPDR MFS Systematic Value Equity ETF	0.32	0.59	0.18	184	20,012	427	1,234	1,627	66,747	88,476	1	0.30	101
Active — Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.02	246,424	12,551,134	305,506	3,026	3,052	151,088	152,753	199	0.10	164,067
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.35	0.66	0.31	173	9,123	749	31	37	165,615	193,525	126	0.24	3,457
STOT	SPDR DoubleLine Short Duration Total Return Tactical ETF	0.17	0.33	0.15	23,664	1,191,001	8,088	78	67	391,117	337,848	511	0.17	5,953
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.03	0.07	0.03	164,834	8,164,591	127,962	5,967	6,473	281,881	305,396	211	0.10	88,846

Source: ArcaVision. Data is as of October 31, 2016. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report
Consolidated Consolidated Avg. Avg. Avg. Quote Short
Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Interest
Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. Quote vs. 3 mo. Trade Volatility as of
Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) 3 mo. trailing Size ($) trailing Size (%) 10/14/2016
Active — Fixed Income (cont’d)
ULST SPDR SSGA Ultra Short Term Bond ETF 0.03 0.08 0.04 3,929 188,405 3,610 2,859 2,900 114,989 116,580 205 0.10 764
Source: ArcaVision. Data is as of October 31, 2016. Past performance is not a guarantee of future results.
Prior to August 31, 2016, the SPDR S&P® 500 Fossil Fuel Reserves Free ETF was known as the SPDR S&P 500 Fossil Fuel Free ETF. There were no changes to the investment objective, strategy or policies of the fund in connection with the fund’s name change.
Prior to August 31, 2016, the SPDR S&P 1000® ETF (Ticker: SMD) was known as the SPDR Russell Small Cap Completeness® ETF (Ticker: RSCO). Prior to October 31, 2016, the SPDR Bloomberg Barclays ETFs were known as the SPDR Barclays ETFs.
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SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.